Exhibit 99.1


For Immediate Release:
June 30, 2003

         DICE EXITS FROM BANKRUPTCY AND ELIMINATES $69.4 MILLION OF DEBT Existing Dice Stock Canceled Today; Company Now Privately Held

New York, NY -- June 30, 2003 -- Dice Inc. (OTC Bulletin Board: DICEQ) emerged today from bankruptcy, after the U.S. Bankruptcy Court for the Southern District of New York confirmed the Company's pre-arranged Joint Plan of Reorganization (the "Plan") on June 24, 2003, and all conditions necessary for the Plan to become effective were satisfied or waived.

The Plan eliminated all of the Company's outstanding Convertible Subordinated Notes (the "Notes") in exchange for the issuance to the noteholders of 19,000 shares, or 95%, of Reorganized Dice Common Stock. As a result, Elliott Associates, L.P. and Elliott International, L.P. (together, "Elliott") will own approximately 46% of Reorganized Dice.

"Today, we have completed our financial reorganization, emerging with a strong market position and capital structure appropriate for our business. As a private company, we will be able to focus all our resources on growing our business and enhancing our services," said Scot W. Melland, chairman and chief executive officer of Dice Inc. "We appreciate the loyalty of our customers, hard work of our employees and support of all stakeholder groups."

"We are essentially debt-free, and our business continues to generate positive cashflow. After paying all claims and costs associated with the restructuring process, Dice has more than enough cash to continue to invest in our business and serve our customers," said Michael P. Durney, senior vice president and chief financial officer of Dice Inc.

The Plan also provides for the 130 largest holders of old Dice Inc. stock to receive a pro rata allocation of 1,000 shares, or 5%, of Reorganized Dice Common Stock. In addition to their 5% ownership, holders of old Dice Inc. stock who receive new common stock will also receive warrants to acquire an additional 8% of Reorganized Dice Common Stock. These warrants will have an exercise price which would equate to an equity value for the Reorganized Company of $69.4 million in the aggregate. The remaining shareholders will receive a pro rata allocation of $50,000 in cash. Shareholders who would receive less than an aggregate of $5.00 for their shares will not participate in the cash distribution. Under the Plan, all of the Company's outstanding capital stock and options were canceled effective as of the close of business today.

Today, the Company made payments to unsecured trade creditors for the full amount of their allowed claims as determined under the Plan confirmed last week and initiated the process of formally canceling its capital stock and distributing Reorganized Dice Common Stock. The process of distributing new stock and cash to holders of old Dice Inc. stock and exchanging new stock for the Notes as outlined above will take several weeks. Shareholders and noteholders of record will receive communications setting forth the details of the distribution in the next several days. The Company has begun the process of deregistering its existing common stock and, as a result, will be privately held.

About Dice Inc.
Dice Inc. (OTC Bulletin Board: DICEQ, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through its two operating companies, dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.
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Corporate Profile
Dice Inc.'s corporate profile can be viewed at http://about.dice.com.

Cautionary Statement Regarding Forward-Looking Information and Other Matters

Statements made by Dice which address activities, events or developments that we expect or anticipate may occur in the future, including certain of the information contained in this release, the joint plan of reorganization and the disclosure statement, are forward-looking statements that reflect the Company's current views with respect to current and future events and financial performance. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to the restructuring plan, new capital structure, or private company structure, may be significantly and materially impacted by certain risks and uncertainties. These risks and uncertainties include, but are not limited to, failure to obtain necessary bankruptcy court approvals, failure to meet operating objectives or to execute the operating plan, failure to meet restructuring plan objectives or to execute the restructuring plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release, the joint plan of reorganization or the disclosure statement is current only as of the date of publication, and Dice disclaims any obligation to update this information, except as required by law.

The terms of the Company's joint plan of reorganization, which can affect the value of the Company's various pre-petition liabilities and common stock, have been confirmed by the bankruptcy court. The Company expects that most of its existing shareholders will not realize any significant recovery on their investment. In light of the foregoing the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Dice common stock or any claims relating to pre-petition liabilities and/or other Dice securities.

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
Company Contact Information                   Media Contact Information

Michael P. Durney Senior Vice President,      Claudine Cornelis
Finance and Chief Financial Officer           Stephanie Sampiere
                                              FD Morgen-Walke
                                              tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor         Investor Relations Contact Information
Relations                                     3rd Millennium
                                              tel: 973-244-7800
Dice Inc.
ir@dice.com
tel: 212-725-6550

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